UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*

                             Metal Management, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                    591097209
                  --------------------------------------------
                                 (CUSIP Number)

                                February 3, 2004
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 591097209                SCHEDULE 13G              PAGE  2  OF 5 PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            North Sound Capital LLC (1)(2)
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
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                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     427,790
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  427,790
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           427,790
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9%
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   12      TYPE OF REPORTING PERSON*

           OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT


(1) The ultimate managing member of North Sound Capital LLC is Thomas McAuley. The Reporting Person may be deemed the beneficial owner of the shares in its capacity as the managing member of North Sound Legacy Fund LLC, North Sound Legacy Institutional Fund LLC and North Sound Legacy International Ltd. (the "Funds"), who are the holders of such shares. As the managing member of the Funds, the Reporting Person has voting and investment control with respect to the shares of common stock held by the Funds.

(2) DMG Advisors LLC changed its name to North Sound Capital LLC effective April 1, 2003.


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CUSIP NO. 591097209                SCHEDULE 13G              PAGE  3  OF 5 PAGES

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ITEM 1(a).        NAME OF ISSUER:

                  Metal Management, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  500 North Dearborn Street
                  Suite 405
                  Chicago, Illinois 60610

ITEM 2(a).        NAME OF PERSON FILING.
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(c).        CITIZENSHIP.

                  North Sound Capital LLC
                  53 Forest Avenue, Suite 202
                  Old Greenwich, CT 06870
                  Delaware limited liability company

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

ITEM 2(e).        CUSIP NUMBER:

                  591097209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.           OWNERSHIP.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of February 3, 2004:

                  (a)      Amount beneficially owned: 427,790 shares of Common
                           Stock.

                  (b)      Percent of Class: 3.9%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or direct the vote: 0

                           (ii)     shared power to vote or direct the vote:
                                    427,790

                           (iii)    sole power to dispose or direct the
                                    disposition of: 0


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CUSIP NO. 591097209                SCHEDULE 13G              PAGE  4  OF 5 PAGES

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                           (iv)     shared power to dispose or direct the
                                    disposition of: 427,790

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATION.

                  Certification pursuant to Rule 13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 591097209                SCHEDULE 13G              PAGE  5  OF 5 PAGES

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 13, 2004


                                           NORTH SOUND CAPITAL LLC


                                           By: /s/ Thomas McAuley
                                               ---------------------------------
                                               Name:  Thomas McAuley
                                               Title: Chief Investment Officer